UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: November 2, 2017

(Date of earliest event reported)

Uniprop Manufactured Housing Communities Income Fund II

(Exact name of registrant as specified in its charter)

Michigan	000-16701	38-2702802
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

280 Daines Street, Suite 300, Birmingham, MI 48009

(Address of principal executive offices) (Zip Code)

248-645-9220

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 MATERIAL DEFINITIVE AGREEMENT

As described in the Form 8-K dated July 10, 2017, Uniprop Manufactured Housing Communities Income Fund II (the “Fund”) entered into a Contract for the Sale of Real and Personal Property of Sunshine Village, located in Davie, Florida.

On October 31, 2017, the transaction was consummated at a gross sales price of $33,000,000, which included real property, homes in inventory, promissory notes and intangible assets.

Net sales proceeds were approximately $24.8 million after closing costs, legal fees, mortgage loan repayment and related defeasance charges, and standard pro-rations for rents, security deposits, and ad valorem taxes.

Management plans to distribute $7.50 per unit or approximately $24.8 million on or about November 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND II
(Registrant)

Dated: November 2, 2017

By:	Genesis Associates Limited Partnership,
General Partner

By:	Uniprop Inc.,
its Managing General Partner

By:	/s/ Susann E. Kehrig

Susann E. Kehrig, Principal Financial Officer